UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2009

Bald Eagle Energy Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52565	72-1619354
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

21 Waterway Avenue, The Woodlands, Texas 77380
 (Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:   (281) 362-2821

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On September 28, 2009, (“Bald Eagle”) filed a notice on Form 15 with the Securities and Exchange Commission, which will immediately suspend the company's reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Bald Eagle has fewer than 300 record stockholders and has been a voluntary filer under Section 15(d) of the Exchange Act.  Bald Eagle intends to immediately cease filing any reports under the Exchange Act, including periodic reports on Forms 10-K, 10-Q, and 8-K.

Bald Eagle has incurred significant costs historically to file its quarterly and annual public reports, relative to its other costs of operations.  Bald Eagle has been unable to raise capital in the amounts it anticipated to develop its oil and gas interests in the Alaskan North Slope area, and does not anticipate being able to do so in the foreseeable future.  The company is currently evaluating strategic alternatives in order to maximize shareholder value, including the possibility of pursuing transactions resulting in the sale of substantially all of its assets, together with those oil and gas leases.  However, the company cannot give any assurance that it will find persons interested in such a transaction, or that offers would be on terms favorable to Bald Eagle and its shareholders.  Given the current outlook for the company’s operations, Bald Eagle does not believe that the ongoing cost of being a publicly reporting company is justified.

Bald Eagle will notify the OTC Bulletin Board (the "OTCBB") of its decision to suspend its reporting obligations under the Exchange Act.  As a result, Bald Eagle’s common stock will not continue to be quoted on the OTCBB.  The company anticipates that its common stock will be quoted on the Pink Sheets(R), a centralized electronic quotation service for over-the-counter securities, for so long as market makers demonstrate an interest in trading the common stock.  However, there is no assurance that any broker-dealer will continue to make a market in Bald Eagle’s common stock or that trading in its stock will continue in the Pink Sheets or any other forum.  The Pink Sheets quotation service collects and publishes market maker quotes in real time, primarily through its website, www.pinksheets.com, which also provides certain financial news and information about securities traded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2009	BALD EAGLE ENERGY, INC.

	By:	/s/ Alvaro Vollmers
President, CEO and CFO